Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL 2013 EARNINGS

Net Income Increases by 109%

Net Charge-Offs Decline by 72%

Repurchase of 160,534 Shares of Common Stock

Riverside, Calif. – April 25, 2013 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings for the fiscal year ending June 30, 2013.
            For the quarter ended March 31, 2013, the Company reported net income of $4.87 million, or $0.45 per diluted share (on 10.81 million average shares outstanding), compared to net income of $2.33 million, or $0.21 per diluted share (on 11.19 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the third quarter of fiscal 2013 was primarily attributable to a $3.70 million increase in the gain on sale of loans, a $2.14 million improvement in the provision for loan losses and a $433,000 improvement in the net gain on sale and operations of real estate owned acquired in the settlement of loans, partly offset by a $1.17 million increase in salaries and employee benefits and a $910,000 decrease in net interest income (before provision for loan losses), compared to the same period one year ago.

“We are pleased with our current operating results and look forward to growing our business when the economic conditions strengthen,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Mortgage banking results remain strong and credit quality continues to improve, but we remain cautious regarding increased levels of credit or interest rate risk exposure in the current economic environment.”
        As of March 31, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.55 percent, 20.76 percent and 22.02 percent, respectively.  As of June 30, 2012, these ratios were 11.26 percent, 17.53 percent and 18.79 percent, respectively.
Return on average assets for the third quarter of fiscal 2013 increased to 1.59 percent from 0.73 percent for the same period of fiscal 2012, and return on average stockholders’ equity for the third quarter of fiscal 2013 increased to 12.48 percent from 6.54 percent for the comparable period of fiscal 2012.
On a sequential quarter basis, the third quarter net income of fiscal 2013 reflects a $2.07 million, or 30 percent, decrease from net income of $6.94 million in the second quarter of fiscal 2013.  The decrease in net income in the third quarter of fiscal 2013 was primarily attributable to a decrease of $4.04 million in the gain on sale of loans and a decrease of $706,000 in net interest income, partly offset by an improvement of $540,000 in the provision for loan losses, a decrease of $1.15 million in salaries and employee benefits and a decrease of $1.70 million in the provision for income taxes, compared to the second quarter of fiscal 2013.  Diluted earnings per share for the third quarter of fiscal 2013 decreased by 30 percent to $0.45 per share from $0.64 per share in the second quarter of fiscal 2013.  Return on average assets decreased to 1.59 percent for the third quarter of fiscal 2013 from 2.21 percent in the second quarter of fiscal 2013; and return on average stockholders’ equity for the third quarter of fiscal 2013 was 12.48 percent, compared to 18.14 percent for the second quarter of fiscal 2013.
For the nine months ended March 31, 2013, net income increased to $20.54 million from $6.50 million in the comparable period ended March 31, 2012; and diluted earnings per share for the nine months ended March 31, 2013 increased to $1.89 from $0.57 for the comparable nine-month period last year.  The return on average assets for the nine months ended March 31, 2013 increased to 2.20 percent from 0.67 percent for the comparable nine-month period a year earlier.  The return on average stockholders’ equity for the nine months ended March 31, 2013 increased to 18.02 percent from 6.09 percent for the comparable nine-month period a year earlier.
Net interest income before the provision for loan losses decreased $910,000, or 10 percent, to $8.07 million in the third quarter of fiscal 2013 from $8.98 million for the same quarter of fiscal 2012, because of a 15 basis point decrease in the net interest margin and a $67.2 million, or five percent, decrease in average interest-earning assets.  Non-interest income increased $4.08 million, or 36 percent, to $15.39 million in the third quarter of fiscal 2013 from $11.31 million in the same quarter of fiscal 2012.  Non-interest expense increased $1.13 million, or eight percent, to $15.73 million in the third quarter of fiscal 2013 from $14.60 million in the same quarter of fiscal 2012.  The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.

The average balance of loans outstanding, including loans held for sale, decreased by $73.2 million, or seven percent, to $964.2 million in the third quarter of fiscal 2013 compared to $1.04 billion in the same quarter of fiscal 2012.  The average yield on loans receivable decreased by 44 basis points to 4.27 percent in the third quarter of fiscal 2013 from an average yield of 4.71 percent in the same quarter of fiscal 2012.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and a lower average yield on loans held for sale.  The average yield on loans held for sale in the third quarter of fiscal 2013 was 3.31 percent as compared to 3.93 percent in the same quarter last year; and the average balance of loans held for sale during these same periods was $199.9 million and $199.1 million, respectively.  Loans originated and purchased for investment in the third quarter of fiscal 2013 totaled $18.8 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate and commercial business loans) decreased by $39.8 million, or 10 percent, to $353.3 million at March 31, 2013 from $393.1 million at March 31, 2012.  The percentage of preferred loans to total loans held for investment at March 31, 2013 remained unchanged at 46 percent compared to March 31, 2012 as the outstanding balance of other loan categories declined at approximately the same rate.  Loan principal payments received in the third quarter of fiscal 2013 were $36.8 million, compared to $26.8 million in the same quarter of fiscal 2012.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the third quarter of fiscal 2013 declined to $2.5 million, compared to $7.2 million in the same quarter of fiscal 2012.
The average balance of investment securities decreased by $3.0 million, or 13 percent, to $20.8 million in the third quarter of fiscal 2013 from $23.8 million in the same quarter of fiscal 2012.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 10 basis points to 2.02 percent in the third quarter of fiscal 2013 from 2.12 percent for the same quarter of fiscal 2012.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In February 2013, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, $1.9 million of excess capital stock was redeemed at par and an $116,000 cash dividend was received by the Bank in the third quarter of fiscal 2013.  This is comparable to the same quarter last year when the Bank received a $1.2 million stock redemption and a $30,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $14.4 million, or 10 percent, to $163.9 million in the third quarter of fiscal 2013 from $149.5 million in the same quarter of fiscal 2012.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The average yield earned on interest-earning deposits was 0.25 percent in both the third quarter of fiscal 2013 and 2012 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $28.3 million to $931.7 million in the third quarter of fiscal 2013 from $960.0 million in the same quarter of fiscal 2012.  The average cost of deposits decreased by 16 basis points to 0.68 percent in the third quarter of fiscal 2013 from 0.84 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $8.4 million, or two percent, to $521.9 million at March 31, 2013 from $513.5 million at March 31, 2012, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $48.1 million, or 10 percent, to $413.2 million at March 31, 2013 from $461.3 million at March 31, 2012.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $46.7 million, or 30 percent, to $110.7 million and the average cost of advances decreased 15 basis points to 3.59 percent in the third quarter of fiscal 2013, compared to an average balance of $157.4 million and an average cost of 3.74 percent in the same quarter of fiscal 2012.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the third quarter of fiscal 2013 decreased 15 basis points to 2.76 percent from 2.91 percent in the same quarter last year.  The decrease was primarily due to the decline in the average yield of interest-earning assets outpacing the declining cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances matured as discussed above.
During the third quarter of fiscal 2013, the Company recorded a recovery for loan losses of $(517,000), compared to the $1.62 million provision for loan losses during the same period of fiscal 2012 and the $23,000 provision recorded in the second quarter of fiscal 2013 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $22.4 million, or 1.84 percent of total assets, at March 31, 2013, compared to $40.0 million, or 3.17 percent of total assets, at June 30, 2012.  Non-performing loans at March 31, 2013 decreased $14.3 million or 41 percent since June 30, 2012 to $20.2 million and were primarily comprised of 54 single-family loans ($15.1 million); seven commercial real estate loans ($3.2 million); five multi-family loans ($1.7 million) and five commercial business loans ($197,000).  Real estate owned acquired in the settlement of loans at March 31, 2013 was primarily comprised of seven single-family properties ($2.2 million), two undeveloped lots ($9,000) and one commercial real estate property (fully reserved).  Net charge-offs for the quarter ended March 31, 2013 were $1.2 million or 0.49 percent (annualized) of average loans receivable, compared to $4.3 million or 1.64 percent (annualized) of average loans receivable for the quarter ended March 31, 2012 and $1.6 million or 0.62 percent (annualized) of average loans receivable for the quarter ended December 31, 2012 (sequential quarter).

Classified assets at March 31, 2013 were $44.2 million, comprised of $7.0 million in the special mention category, $35.0 million in the substandard category and $2.2 million in real estate owned.  Classified assets at June 30, 2012 were $58.5 million, comprised of $4.9 million in the special mention category, $48.1 million in the substandard category and $5.5 million in real estate owned.
For the quarter ended March 31, 2013, no loans were restructured as compared to the same quarter last year when the Bank modified six loans totaling $3.1 million, which were identified as restructured loans.  As of March 31, 2013, the outstanding balance of restructured loans was $13.3 million:  three loans were classified as pass, were not included in the classified asset totals described earlier were on accrual status ($1.5 million); two loans were classified as special mention and were on accrual status ($1.0 million); and 26 loans were classified as substandard ($10.8 million; of which, 25 loans totaling $8.0 million were on non-accrual status).  As of March 31, 2013, $9.4 million, or 71 percent, of the restructured loans were current with respect to their payment status.
The allowance for loan losses was $16.8 million at March 31, 2013, or 2.18 percent of gross loans held for investment, compared to $21.5 million at June 30, 2012, or 2.63 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at March 31, 2013.
Non-interest income increased by $4.08 million, or 36 percent, to $15.39 million in the third quarter of fiscal 2013 from $11.31 million in the same period of fiscal 2012, primarily as a result of a $3.70 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $4.65 million, or 23 percent, primarily as a result of a $4.04 million decrease in the gain on sale of loans.
The gain on sale of loans increased to $13.84 million for the quarter ended March 31, 2013 from $10.14 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $779.9 million in the quarter ended March 31, 2013, up 22 percent from $637.8 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 178 basis points for the quarter ended March 31, 2013, compared to 165 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(5.96) million in the third quarter of fiscal 2013, compared to an unfavorable fair-value adjustment that amounted to a net loss of $(1.31) million in the same period last year.  The gain on sale of loans for the third quarter of fiscal 2013 was reduced by a $27,000 recourse provision for loans sold that are subject to repurchase, compared to an $811,000 recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2012.  As of March 31, 2013, the recourse reserve for loans sold that are subject to repurchase was $2.3 million, a decrease from $6.2 million at June 30, 2012 and $5.9 million at March 31, 2012.  The decrease in the recourse reserve was due primarily to the payment of the global settlement with the Bank’s largest legacy loan investor recorded in the prior quarter to eliminate all past, current and future repurchase claims with this particular investor.
In the third quarter of fiscal 2013, a total of $790.1 million of loans were originated and purchased for sale, 35 percent higher than the $583.6 million for the same period last year, but 22 percent lower than the $1.01 billion during the second quarter of fiscal 2013 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and very low mortgage interest rates.  Total loans sold during the quarter ended March 31, 2013 were $908.1 million, 46 percent higher than the $623.4 million sold during the same quarter last year, but 10 percent lower than the $1.01 billion sold during the second quarter of fiscal 2013 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $808.9 million in the third quarter of fiscal 2013, an increase of 36 percent from $595.2 million in the same quarter of fiscal 2012, but 22 percent lower than the $1.04 billion in the second quarter of fiscal 2013 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $218,000 in the third quarter of fiscal 2013, compared to a net loss of $(215,000) in the comparable period last year.  Eight real estate owned properties were sold in the quarter ended March 31, 2013 compared to 24 real estate owned properties sold in the same quarter last year.  Six real estate owned properties were acquired in the settlement of loans during the third quarter of fiscal 2013, compared to 18 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of March 31, 2013, the real estate owned balance was $2.2 million (10 properties), compared to $6.1 million (27 properties) at March 31, 2012 and $5.5 million (24 properties) at June 30, 2012.
Non-interest expenses increased $1.13 million, or eight percent, to $15.73 million in the third quarter of fiscal 2013 from $14.60 million in the same quarter last year, primarily as a result of increases in salaries and employee benefits, premises and occupancy, equipment, and sales and marketing expenses, partly offset by lower professional expenses, deposit insurance premiums and regulatory assessments and other operating expenses.  The increase in salaries and employee benefits, premises and occupancy and sales and marketing expenses was primarily related to the increase in mortgage banking loan production.
The Company’s efficiency ratio improved to 67 percent in the third quarter of fiscal 2013 from 72 percent in the third quarter of fiscal 2012.  The improvement was the result of the increase in non-interest income, partly offset by the decrease in net interest income, outpacing the increase in non-interest expense.
The Company’s provision for income taxes was $3.37 million for the third quarter of fiscal 2013, an increase of $1.64 million or 95 percent, from $1.73 million in the same quarter last year.  The effective income tax rate for the quarter ended March 31, 2013 was 40.9 percent as compared to 42.6 percent in the same quarter last year.  The Company believes that the tax provision recorded in the third quarter of fiscal 2013 reflects its current income tax obligations.
The Company repurchased 160,534 shares of its common stock during the quarter ended March 31, 2013 at an average cost of $17.53 per share.  As a result, the Company completed its April 2012 stock repurchase program.  On March 21, 2013, the Board of Directors authorized the March 2013 repurchase program of up to 5% of the Company’s common stock outstanding or 522,523 shares.  No shares have been repurchased under this new stock repurchase program.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 17 retail loan production offices located in City of Industry, Escondido, Fairfield, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville, Santa Barbara, San Diego, San Rafael and Stockton, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, April 26, 2013 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1074 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, May 3, 2013 by dialing 1-800-475-6701 and referencing access code number 290947.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	March 31, 2013	June 30, 2012

Assets
Cash and cash equivalents	$220,322	$145,136
Investment securities – available for sale at fair value	20,578	22,898
Loans held for investment, net of allowance for loan losses of
$16,826 and $21,483, respectively	754,441	796,836
Loans held for sale, at fair value	169,571	231,639
Accrued interest receivable	2,963	3,277
Real estate owned, net	2,227	5,489
FHLB – San Francisco stock	17,227	22,255
Premises and equipment, net	6,747	6,600
Prepaid expenses and other assets	27,407	26,787

Total assets	$1,221,483	$1,260,917

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$55,927	$55,688
Interest-bearing deposits	879,173	905,723
Total deposits	935,100	961,411

Borrowings	106,505	126,546
Accounts payable, accrued interest and other liabilities	22,409	28,183
Total liabilities	1,064,014	1,116,140

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,661,865 and 17,619,865 shares issued, respectively; 10,450,471 and 10,856,027 shares outstanding, respectively)

	177	176
Additional paid-in capital	87,547	86,758
Retained earnings	175,284	156,560
Treasury stock at cost (7,211,394 and 6,763,838 shares, respectively)
	(106,167)	(99,343)
Accumulated other comprehensive income, net of tax	628	626

Total stockholders’ equity	157,469	144,777

Total liabilities and stockholders’ equity	$1,221,483	$1,260,917

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	March 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$220,322	$99,634
Investment securities – available for sale at fair value	20,578	21,184
Loans held for investment, net of allowance for loan losses of
$16,826 and $18,530, respectively	754,441	772,057
Loans held for sale, at fair value	169,571	294,434
Accrued interest receivable	2,963	3,032
Real estate owned, net	2,227	2,435
FHLB – San Francisco stock	17,227	19,149
Premises and equipment, net	6,747	6,528
Prepaid expenses and other assets	27,407	29,877

Total assets	$1,221,483	$1,248,330

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$55,927	$51,121
Interest-bearing deposits	879,173	884,085
Total deposits	935,100	935,206

Borrowings	106,505	126,519
Accounts payable, accrued interest and other liabilities	22,409	30,749
Total liabilities	1,064,014	1,092,474

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,661,865 and 17,647,865 shares issued, respectively; 10,450,471 and 10,597,005 shares outstanding, respectively)

	177	176
Additional paid-in capital	87,547	87,278
Retained earnings	175,284	171,155
Treasury stock at cost (7,211,394 and 7,050,860 shares, respectively)
	(106,167)	(103,352)
Accumulated other comprehensive income, net of tax	628	599

Total stockholders’ equity	157,469	155,856

Total liabilities and stockholders’ equity	$1,221,483	$1,248,330

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2013	2012	2013	2012
Interest income:
Loans receivable, net	$10,290	$12,205	$33,209	$38,215
Investment securities	105	126	329	407
FHLB – San Francisco stock	116	30	280	68
Interest-earning deposits	101	93	258	227
Total interest income	10,612	12,454	34,076	38,917

Interest expense:
Checking and money market deposits	97	147	307	523
Savings deposits	142	184	434	600
Time deposits	1,326	1,683	4,299	5,413
Borrowings	981	1,464	3,262	5,101
Total interest expense	2,546	3,478	8,302	11,637

Net interest income, before (recovery) provision for loan losses	8,066	8,976	25,774	27,280
(Recovery) provision for loan losses	(517)	1,622	39	3,726
Net interest income, after (recovery) provision for loan losses	8,583	7,354	25,735	23,554

Non-interest income:
Loan servicing and other fees	203	256	923	564
Gain on sale of loans, net	13,835	10,138	52,308	23,311
Deposit account fees	605	609	1,845	1,838
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	218	(215)	886	(106)
Card and processing fees	308	306	944	946
Other	219	215	676	617
Total non-interest income	15,388	11,309	57,582	27,170

Non-interest expense:
Salaries and employee benefits	11,519	10,349	37,375	27,583
Premises and occupancy	1,090	915	3,340	2,743
Equipment	482	357	1,345	1,081
Professional expenses	370	540	1,176	1,428
Sales and marketing expenses	513	315	1,349	692
Deposit insurance and regulatory assessments	241	364	883	996
Other	1,514	1,757	4,356	4,851
Total non-interest expense	15,729	14,597	49,824	39,374

Income before taxes	8,242	4,066	33,493	11,350
Provision for income taxes	3,372	1,734	12,953	4,846
Net income	$4,870	$2,332	$20,540	$6,504

Basic earnings per share	$0.46	$0.21	$1.93	$0.57
Diluted earnings per share	$0.45	$0.21	$1.89	$0.57
Cash dividends per share	$0.07	$0.04	$0.17	$0.10

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	March 31,	December 31,
	2013	2012
Interest income:
Loans receivable, net	$10,290	$11,286
Investment securities	105	110
FHLB – San Francisco stock	116	137
Interest-earning deposits	101	84
Total interest income	10,612	11,617

Interest expense:
Checking and money market deposits	97	112
Savings deposits	142	144
Time deposits	1,326	1,449
Borrowings	981	1,140
Total interest expense	2,546	2,845

Net interest income, before (recovery) provision for loan losses	8,066	8,772
(Recovery) provision for loan losses	(517)	23
Net interest income, after (recovery) provision for loan losses	8,583	8,749

Non-interest income:
Loan servicing and other fees	203	382
Gain on sale of loans, net	13,835	17,878
Deposit account fees	605	617
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	218	595
Card and processing fees	308	315
Other	219	248
Total non-interest income	15,388	20,035

Non-interest expense:
Salaries and employee benefits	11,519	12,671
Premises and occupancy	1,090	1,100
Equipment	482	422
Professional expenses	370	453
Sales and marketing expenses	513	416
Deposit insurance premiums and regulatory assessments	241	303
Other	1,514	1,404
Total non-interest expense	15,729	16,769

Income before taxes	8,242	12,015
Provision for income taxes	3,372	5,075
Net income	$4,870	$6,940

Basic earnings per share	$0.46	$0.65
Diluted earnings per share	$0.45	$0.64
Cash dividends per share	$0.07	$0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
SELECTED FINANCIAL RATIOS:
Return on average assets	1.59%	0.73%	2.20%	0.67%
Return on average stockholders’ equity	12.48%	6.54%	18.02%	6.09%
Stockholders’ equity to total assets	12.89%	11.08%	12.89%	11.08%
Net interest spread	2.64%	2.78%	2.76%	2.78%
Net interest margin	2.76%	2.91%	2.87%	2.90%
Efficiency ratio	67.06%	71.96%	59.77%	72.31%
Average interest-earning assets to average
interest-bearing liabilities	112.04%	110.53%	112.07%	110.20%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.46	$0.21	$1.93	$0.57
Diluted earnings per share	$0.45	$0.21	$1.89	$0.57
Book value per share	$15.07	$12.94	$15.07	$12.94
Shares used for basic EPS computation	10,548,566	11,130,331	10,668,165	11,317,725
Shares used for diluted EPS computation	10,807,961	11,194,815	10,885,903	11,365,165
Total shares issued and outstanding	10,450,471	11,013,972	10,450,471	11,013,972

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$369,884	$233,101	$1,262,590	$660,922
Wholesale originations and purchases	420,198	350,531	1,396,782	1,119,714
Total loans originated and purchased for sale	$790,082	$583,632	$2,659,372	$1,780,636

LOANS SOLD:
Servicing released	$904,900	$621,151	$2,696,370	$1,773,297
Servicing retained	3,159	2,205	13,836	10,068
Total loans sold	$908,059	$623,356	$2,710,206	$1,783,365

	As of	As of	As of	As of	As of
	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$2,302	$7,776	$6,474	$6,183	$5,911
Allowance for loan losses	$16,826	$18,530	$20,118	$21,483	$24,260
Non-performing loans to loans held for investment, net	2.68%	3.16%	3.72%	4.33%	3.89%
Non-performing assets to total assets	1.84%	2.15%	2.68%	3.17%	2.97%
Allowance for loan losses to gross non- performing loans	73.01%	64.40%	58.64%	52.45%	58.19%
Allowance for loan losses to gross loans held for
investment	2.18%	2.34%	2.52%	2.63%	2.86%
Net charge-offs to average loans receivable (annualized)	0.49%	0.62%	0.72%	1.84%	1.64%
Non-performing loans	$20,195	$24,365	$28,894	$34,488	$32,141
Loans 30 to 89 days delinquent	$2,519	$1,423	$5,870	$616	$1,274

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
Recourse provision for loans sold	$27	$1,285	$618	$241	$811
(Recovery) provision for loan losses	$(517)	$23	$533	$2,051	$1,622
Net charge-offs	$1,187	$1,611	$1,898	$4,828	$4,263

	As of	As of	As of	As of	As of
	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	12.55%	12.26%	11.47%	11.26%	10.68%
Tier 1 risk-based capital ratio	20.76%	18.79%	17.46%	17.53%	17.04%
Total risk-based capital ratio	22.02%	20.05%	18.72%	18.79%	18.31%

	As of March 31,
	2013		2012
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$11,387	1.86%	$12,665	2.03%
U.S. government sponsored enterprise MBS	8,094	2.45	9,585	2.41
Private issue collateralized mortgage obligations	1,097	2.41	1,291	2.51
Total investment securities available for sale	$20,578	2.12%	$23,541	2.21%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$415,616	3.54%	$452,936	3.90%
Multi-family (5 or more units)	256,640	5.43	291,205	5.77
Commercial real estate	94,779	6.43	98,642	6.78
Other mortgage	-	-	756	5.38
Commercial business	1,859	6.82	3,284	7.03
Consumer	448	8.42	590	7.90
Total loans held for investment	769,342	4.53%	847,413	4.89%

Deferred loan costs, net	1,925		2,172
Allowance for loan losses	(16,826)		(24,260)
Total loans held for investment, net	$754,441		$825,325

Purchased loans serviced by others included above	$15,220	4.50%	$18,871	4.71%

DEPOSITS:
Checking accounts – non interest-bearing	$55,927	-%	$56,121	-%
Checking accounts – interest-bearing	210,807	0.14	206,965	0.17
Savings accounts	227,793	0.26	221,304	0.30
Money market accounts	27,381	0.30	29,140	0.39
Time deposits	413,192	1.30	461,273	1.46
Total deposits	$935,100	0.68%	$974,803	0.80%

(1)
The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of March 31,
(Dollars in Thousands)	2013		2012
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	30,000	3.70
Over three to six months	50,000	4.09	-	-
Over six months to one year	5,000	2.51	20,000	3.39
Over one year to two years	10,000	2.93	55,000	3.95
Over two years to three years	-	-	10,000	2.93
Over three years to four years	-	-	-	-
Over four years to five years	10,106	3.04	-	-
Over five years	31,399	3.23	31,560	3.71
Total borrowings	$106,505	3.55%	$146,560	3.70%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
SELECTED AVERAGE BALANCE	2013	2012	2013	2012
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$964,154	$1,037,449	$1,016,543	$1,082,755
Investment securities	20,838	23,803	21,749	24,767
FHLB – San Francisco stock	19,020	24,378	20,270	25,302
Interest-earning deposits	163,911	149,459	137,585	119,662
Total interest-earning assets	$1,167,923	$1,235,089	$1,196,147	$1,252,486
Total assets	$1,224,132	$1,282,102	$1,245,356	$1,300,787

Deposits	$931,715	$960,035	$945,971	$956,614
Borrowings	110,733	157,389	121,342	179,947
Total interest-bearing liabilities	$1,042,448	$1,117,424	$1,067,313	$1,136,561
Total stockholders’ equity	$156,052	$142,723	$151,986	$142,397

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2013
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.27%	4.71%	4.36%	4.71%
Investment securities	2.02%	2.12%	2.02%	2.19%
FHLB – San Francisco stock	2.44%	0.49%	1.83%	0.35%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	3.63%	4.03%	3.80%	4.14%

Deposits	0.68%	0.84%	0.71%	0.91%
Borrowings	3.59%	3.74%	3.58%	3.77%
Total interest-bearing liabilities	0.99%	1.25%	1.04%	1.36%

(1)
The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2)	Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$9,304	$10,677	$11,832	$17,095	$16,608
Multi-family	900	1,111	961	967	512
Commercial real estate	1,958	1,737	2,151	764	553
Commercial business loans	34	7	7	7	-
Total	12,196	13,532	14,951	18,833	17,673

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	5,850	7,708	10,662	11,995	10,213
Multi-family	759	480	485	490	776
Commercial real estate	1,227	2,477	2,477	2,483	2,739
Other	-	-	159	522	522
Commercial business loans	163	168	160	165	218
Total	7,999	10,833	13,943	15,655	14,468

Total non-performing loans	20,195	24,365	28,894	34,488	32,141

Real estate owned, net	2,227	2,435	5,189	5,489	6,084
Total non-performing assets	$22,422	$26,800	$34,083	$39,977	$38,225

Restructured loans on accrual status:
Mortgage loans:
Single-family	$2,575	$4,252	$4,166	$6,148	$9,505
Multi-family	2,755	2,755	2,755	3,266	3,653
Commercial real estate	-	-	-	-	880
Other	-	232	-	-	-
Commercial business loans	-	-	-	33	35
Total	$5,330	$7,239	$6,921	$9,447	$14,073

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.